EXHIBIT 5.1

[Tonkon Torp LLP logo appears here]

1600 Pioneer Tower 888 SW Fifth Avenue Portland, Oregon 97204 503-221-1440

June 16, 2004

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, California 95945

DayStar Technologies, Inc.

Registration Statement on Form SB-2

Gentlemen:

We are acting as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form SB-2 (Registration No. 333-115900) (as amended by any pre-effective amendment, the “Registration Statement”). The Registration Statement covers potential sales by certain securityholders of the following securities: (a) 253,330 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”); (b) 759,990 warrants, in the aggregate, consisting of 253,330 redeemable Class A Warrants and 506,660 non-redeemable Class B Warrants, each warrant to purchase one share of Common Stock (the “Warrants”) and exercisable pursuant to the terms of the Warrant Agreement between the Company and U.S. Stock Transfer Corporation (the “Warrant Agent”); (c) 759,990 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); and (d) 25,000 shares of Common Stock to be issued pursuant to the terms of a Common Stock purchase option (the “Option”) granted by the Company to a consultant (the “Option Shares”). The 253,330 shares of Common Stock and the Warrants will become outstanding upon completion of the transactions contemplated by certain Subscription Agreements (the “Subscription Agreements”) shortly after the effective date of the Registration Statement.

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

DayStar Technologies, Inc.

June 16, 2004

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1. The Common Stock, the Warrants, the Warrant Shares and the Option Shares have been duly authorized by all necessary corporate action of the Company.

2. When issued by the Company, upon completion of the transactions contemplated by the Subscription Agreements, the Common Stock will be validly issued, fully paid and non-assessable.

3. When issued by the Company, upon completion of the transactions contemplated by the Subscription Agreements, and countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

4. When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

5. When issued and sold by the Company against payment therefor pursuant to the terms of the Option, the Option Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ TONKON TORP LLP

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